Exhibit 99.1

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER ENDED JUNE 30, 2011

Vancouver, BC, August 9, 2011 – Angiotech Pharmaceuticals, Inc. today announced that it released its financial results for the second quarter ended June 30, 2011.

As announced previously, Angiotech will host a conference call discussing its second quarter financial results on Thursday, August 11, 2011 at 11:00 AM ET (8:00 AM PT). Details regarding the conference call can be found on Angiotech’s website at www.angiotech.com.

Financial Information

This press release contains financial data derived from the unaudited consolidated financial statements for the quarters ended June 30, 2011 and 2010. Full unaudited consolidated interim financial statements and Management’s Discussion and Analysis for the three months ended June 30, 2011 will be filed on Form 10-Q on August 9, 2011 with the relevant regulatory agencies, as well as posted on the Investor’s section of our website at www.angiotech.com.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported in accordance with U.S. GAAP unless otherwise noted.

Non-GAAP Financial Information

Certain financial measures in this press release are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). In addition, we have presented adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial metric that excludes certain non-cash and non-recurring items. Management uses Adjusted EBITDA to establish operational goals, and believes that this metric may assist investors in evaluating the results of our business and analyzing the underlying trends in our business over time. In addition, our various creditors may use this measure to establish financial metrics we must meet to remain in compliance with certain financial covenants in our lending agreements, or to assess the operating performance and cash flow performance of our business. Investors should consider our non-GAAP Adjusted EBITDA in addition to, and not as a substitute for, or as superior to, financial measures prepared in accordance with GAAP. A reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net loss has been included in the appendix to this press release. We have also included explanations about our use of Adjusted EBITDA and a detailed description of the adjustments made.

Recent Events

Completion of Recapitalization Transaction. On May 12, 2011 we emerged from creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) with the Supreme Court of British Columbia. The completion of this process, among other things, eliminated our $250 million 7.75% Senior Subordinated Notes due in 2014 and $16 million of related interest obligations in exchange for new common shares issued (the “Recapitalization Transaction”). The completion of the Recapitalization Transaction is expected to significantly improve Angiotech’s future cash flows, liquidity and capital resources and credit profile. For more detailed information on the Recapitalization Transaction, refer to our 2010 Annual Report filed on Form 10-K with the SEC on March 16, 2011 and our unaudited consolidated interim financial statements and Management, Discussion and Analysis for the quarters ended March 31, 2011 and June 30, 2011 filed on Forms 10-Q with the SEC on May 16, 2011 and August 9, 2011, respectively.

Amendment to Credit Facility. On July 14, 2011, we entered into the First Amendment to our new revolving credit facility (the “Exit Facility”) with Wells Fargo. The First Amendment amends the Exit Facility to remove the requirement that we maintain $5 million in Excess Availability, and requires us to maintain $15 million in Excess Availability plus Qualified Cash (both as defined under the Exit Facility), of which at least $5 million must be comprised of Qualified Cash. The net effect of the terms of the First Amendment is to provide Angiotech with $5 million of additional borrowing availability under the Exit Facility as of the date of the First Amendment.

Fresh Start Accounting

As noted above under “Recent Events”, on May 12, 2011 we implemented the Recapitalization Transaction. In connection with the Recapitalization Transaction, we adopted fresh start accounting in accordance with ASC No. 852 - Reorganization on April 30, 2011 (the “Convenience Date”). As such, material adjustments resulting from the reorganization and application of fresh-start accounting have therefore been reflected in the May 1, 2011 consolidated balance sheet and the consolidated statements of operations for the one and four months ended April 2011. Given that the Recapitalization Transaction and adoption of fresh-start accounting resulted in a new entity for financial reporting purposes, Angiotech is referred to as the “Predecessor Company” for all periods preceding the Convenience Date and the “Successor Company” for all periods subsequent to the Convenience Date.

Upon implementation of fresh start accounting, we allocated an estimated reorganization enterprise value, as determined for purposes of the fresh start accounting exercise in collaboration with an independent financial advisor, to the various asset classes on our balance sheet based on their estimated fair values, and eliminated our deficit, additional paid-in-capital and other comprehensive income balances. We also recorded the Successor Company’s debt and equity at their estimated fair values. The estimated reorganization value was first assigned to tangible assets and identifiable intangible assets, and the excess of the estimated reorganization value over and above the identifiable net asset values was recorded as goodwill.

As a result of this exercise, we recorded net gains of $341.2 million resulting from the adjustment of the carrying values of the Successor Company’s assets and liabilities to their estimated fair values. The following table summarizes the April 30, 2011 impact of these fair value adjustments:

in 000’s Debit / (Credit)
Inventory	$19,616
Deferred income tax assets, current	(2,741)
Deferred income tax assets, non-current	(122)
Assets held for sale	143
Property, plant and equipment	7,423
Intangible assets	250,466
Goodwill	121,738
Deferred financing costs	(4,372)
Deferred leasehold inducements	3,485
Deferred income tax liabilities, current	(3,544)
Deferred income tax liabilities, non-current	(60,263)
Other tax liabilities	0
Other liabilities	9,388

Net gains from fresh start accounting	341,217

While the adoption of fresh-start accounting has resulted in a new reporting entity, we believe that the comparison of results from the periods comprising the three and six months ended June 30, 2011 versus results as reported for the three and six months ended June 30, 2010 provides the best comparison of and analysis of our operating results.

In addition, certain of these fresh start accounting related adjustments are expected to make it difficult to compare certain aspects of our operating results in some cases on a temporary basis, such as with inventory and cost of products sold, and in some cases on a permanent basis, such as with intangible assets and Amortization Expense.

With respect to cost of products sold, due to the significant addition of value ascribed to our existing inventory balances as a result of the fresh start accounting exercise, our reported cost of products sold is expected to be recorded at materially greater levels per dollar of sales for a period of approximately 4 months, after which such reported levels of cost of products sold are expected to approximate the levels observed prior to the implementation of fresh start accounting. Specifically, cost of products sold increased by $7.3 million to $35.2 million for the three months ended June 30, 2011, as compared to $27.9 million for the three months ended June 30, 2010. The 26% increase in cost of products sold is primarily due to the $9.8 million non-cash increase in the cost of inventory for the two months ended June 30, 2011 resulting from the revaluation of our existing inventory from $37.5 million to $57.1 million in connection with the implementation of fresh start accounting as at April 30, 2011. Furthermore, the decline in our Medical Products consolidated reported gross margin to 32.7% for the three months ended June 30, 2011 compared to 47.4% for the three months ended June 30, 2010 is primarily due to the impact of the fair value adjustment to inventory described. Excluding the impact of these fresh start accounting adjustments, cost of products sold for the period would have been $25.4 million, and our consolidated gross margin would have been 51.5%.

It is expected that the fresh start accounting adjustments to our inventory as of the revaluation date will continue to impact our reported cost of products sold and consolidated gross margin for a period of approximately four months from the revaluation date of April 30, 2011, after which our reported cost of products sold and reported gross profit margins are expected to approximate historically reported figures. Importantly, as costs for acquiring and building the revalued inventory have already been incurred by the Company, these fresh start accounting adjustments, while temporarily impacting our reported cost of products sold as compared to prior periods, do not impact our cash flows, liquidity and capital resources or our credit profile.

For further discussion of this fresh start accounting exercise and its impact on our current and expected operating results, please refer to our unaudited consolidated interim financial statements and Management, Discussion and Analysis for the quarter ended June 30, 2011 filed on Form 10-Q with the SEC on August 9, 2011.

ANGIOTECH PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts expressed in thousands of U.S. dollars, except share and per share data)

(Unaudited)

	Successor Company		Predecessor Company
	Two months ended		One month ended	Four months ended	Three months ended		Six months ended
	June 30,		April 30,	April 30,	June 30,		June 30,
	2011		2011	2011	2010		2010
REVENUE
Product sales, net	$35,902		$16,365	$69,198	$52,948		$103,928
Royalty revenue	1,068		5,285	10,941	8,886		21,194
License fees	—		24	127	52		105

	36,970		21,674	80,266	61,886		125,227

EXPENSES
Cost of products sold	26,934		8,291	32,219	27,871		53,075
License and royalty fees	50		—	68	1,477		3,714
Research and development	2,829		1,156	5,686	6,853		13,660
Selling, general and administration	12,781		6,191	24,846	22,784		44,382
Depreciation and amortization	5,690		3,088	14,329	8,277		16,651
Write-down of assets held for sale	—		570	570	—		700
Write-down of property, plant and equipment	—		—	215	—		—
Escrow settlement recovery	—		—	—	—		(4,710)

	48,284		19,296	77,933	67,262		127,472

Operating (loss) income	(11,314)		2,378	2,333	(5,376)		(2,245)

Other income (expenses)
Foreign exchange gain (loss)	492		(366)	(646)	919		1,266
Other income (expense)	112		10	34	(333)		(386)
Interest expense	(3,032)		(2,217)	(10,327)	(9,027)		(17,946)
Write-down of investments	—		—	—	(216)		(216)
Loan settlement gain	—		—	—	1,180		1,180

Total other expenses	(2,428)		(2,573)	(10,939)	(7,477)		(16,102)

Loss before reorganization items and income taxes expense	(13,742)		(195)	(8,606)	(12,853)		(18,347)
Reorganization items	—		329,826	321,084	—		—
Gain on extinguishment of debt and settlement of other liabilities	—		67,307	67,307	—		—
Income (loss) before income taxes	(13,742)		396,938	379,985	(12,853)		(18,347)
Income taxes	506		(581)	267	1,221		2,422

Net (loss) income	$(14,248)		$397,519	$379,518	$(14,074)		$(20,769)

Basic and diluted net (loss) income per common share	$(1.12	)(1)	$4.67 (2)	$4.46 (2)	$(0.17	)(1)	$(0.24	)(1)

Basic and diluted weighted average number of common shares outstanding (in thousands)	12,721		85,185	85,185	85,170		85,164

(1)	There is no dilutive effect on basic weighted average common shares outstanding for the three months ended March 31, 2011 and 2011 as the Company was in a loss position for each of those periods.
(2)	There was no dilutive effect on basic weighted average common shares outstanding for the one and four months ended April 30, 2011 given that the impact of stock options was anti-dilutive.

ANGIOTECH PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts expressed in thousands of U.S. dollars, except share data)

(Unaudited)

	Successor Company		Predecessor Company
	June 30, 2011	May 1, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$21,637	$30,222	$33,315
Short-term investments	5,105	5,294	4,653
Accounts receivable	31,100	36,390	33,494
Income tax receivable	1,427	1,315	669
Inventories	46,238	57,101	34,631
Deferred income taxes, current portion	—	—	4,102
Deferred financing costs	—	—	5,611
Prepaid expenses and other current assets	2,981	3,699	4,649

Total current assets	108,488	134,021	121,124

Assets held for sale	—	2,624	—
Property, plant and equipment	47,086	47,698	46,261
Intangible assets	371,572	377,500	137,973
Goodwill	127,105	127,105	—
Deferred income taxes, non-current portion	2,264	2,292	—
Other assets	416	428	640

Total assets	656,931	691,668	305,998

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities
Accounts payable and accrued liabilities	26,667	37,445	36,847
Deferred income taxes, current portion	505	3,544	—
Income taxes payable	1,877	1,485	2,255
Interest payable on long-term debt	1,524	2,279	15,761
Revolving credit facility	14,476	22,018	10,000
Debt	—	—	575,000

Total current liabilities	45,049	66,771	639,863

Deferred leasehold inducement	—	—	4,785
Deferred income taxes, non-current portion	94,183	92,114	31,702
Other tax liabilities	5,015	4,835	4,367
Debt	325,000	325,000	—
Other liabilities	6	—	9,357

Total non-current liabilities	424,204	421,949	50,211

Shareholders’ equity (deficit)
Predecessor share capital	—	—	472,753
Authorized:
200,000,000 Common shares, without par value
50,000,000 Class I Preference shares, without par value
Common shares issued and outstanding:
June 30, 2011 – nil
December 31, 2010 – 85,180,377
Sucessor share capital	202,948	202,948	—
Authorized:
Unlimited number of common shares, without par value
Common shares issued and outstanding:
May 1, 2011 – 12,721,354
June 30, 2011 – 12,721,354
Additional paid-in capital	—	—	35,470
Accumulated deficit	(14,248)	—	(933,352)
Accumulated other comprehensive income	(1,022)	—	41,053

Total shareholders’ equity (deficit)	187,678	202,948	(384,076)

Total liabilities and shareholders’ equity (deficit)	$656,931	$691,668	$305,998

Forward Looking Statements

Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for the remainder of 2011 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research and development and product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such known risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions in the United States, Canada and the other regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental legislation and regulations and changes in, or the failure to comply with, governmental legislation and regulations; availability of financial reimbursement coverage from governmental and third-party payers for products and related treatments; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development, to expand manufacturing and commercialization activities; and any other factors that may affect our performance. In addition, our business is subject to certain operating risks that may cause any results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in our business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third-party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the availability of capital to finance our activities; our ability to service our debt obligations; and any other factors referenced in our other filings with the applicable Canadian securities regulatory authorities or the Securities and Exchange Commission (“SEC”). For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2010 filed with the SEC on Form 10-K and our quarterly report for the quarter ended March 31, 2011 filed with the SEC on Form 10-Q on March 16, 2011.

Given these uncertainties, assumptions and risk factors, investors are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2011 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals

Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech, please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

Investor Relations and Corporate Communications

Angiotech Pharmaceuticals, Inc.

(604) 221-6933

ir@angio.com

Appendix A: Presentation of Non-GAAP Financial Information

The financial results presented in this press release include adjusted earnings before interest expense, taxes, depreciation and amortization (“Adjusted EBITDA”), which is a non-GAAP financial measure.

Economic Substance of Non-GAAP Financial Measures

Our non-GAAP Adjusted EBITDA excludes certain non-cash, non-recurring and non-operating items, which may be unpredictable, volatile and not directly correlated to our operating performance. We believe exclusion of these items from our GAAP-based net loss may provide the following advantages: (i) improved understanding of trends underlying our business and performance; (ii) improved consistency across periods when measuring and assessing our operating performance; (iii) improved understanding of the cash flow and cash earnings generated by our business in a given period and as compared to prior periods; and (iv) improved comparability of our operating results to those of similar companies in our industry.

Examples of these certain non-cash, non-recurring and non-operating items may include: financing charges, asset write-downs, impairment charges, foreign exchange fluctuations, stock-based compensation expense, acquisition related amortization charges, integration and restructuring expenses, in-process research and development costs, retrospective adjustments driven by accounting policy changes, and certain extraordinary litigation expenses. A detailed discussion of the excluded items is provided below (see “Description of Adjustments” below).

Investors are cautioned that Adjusted EBITDA does not have any standardized meaning prescribed by GAAP and may not be comparable to similar measures presented by other issuers. Our non-GAAP Adjusted EBITDA is a supplemental metric and should not be viewed as a substitute for, or superior to, financial results and measures prepared in accordance with GAAP. We have prepared a reconciliation of our non-GAAP Adjusted EBITDA to our GAAP-based net loss included in this Appendix. Management compensates for certain material limitations that may be applicable to our use of Adjusted EBITDA by reviewing our operating results that have been prepared in accordance with GAAP.

Use of Non-GAAP Financial Measures

Management uses Adjusted EBITDA when setting corporate and operational goals, and evaluating operating performance in connection with:

•	Presenting, comparing and assessing the financial results and forecasts reported to our Board of Directors.

•	Evaluating, managing and benchmarking our operating performance.

•	Analyzing underlying trends in our business.

•	Evaluating market position and performance relative to our competitors, many of which use the same or similar performance measures.

•	Establishing internal operating budgets.

•	Determining compensation under bonus or other incentive programs.

•	Enhancing comparability from period to period.

•	Assessing compliance with credit facility covenants.

•	Providing vital information in assessing cash flows to service our significant debt obligations.

•	Comparing performance with internal forecasts and targeted business models.

•	Evaluating and valuing potential acquisition candidates.

The adjustments used to compute our non-GAAP Adjusted EBITDA are consistent with those excluded from segmented operating results used by our chief operating decision makers to make operating decisions and assess performance. We have provided this information to enable investors to analyze our operating results in the same way that management uses this information to assess our business relative to other periods, our business objectives and similar companies in our industry.

Given that the material adjustments resulting from the Recapitalization Transaction and application of fresh-start accounting are non-recurring, we have adjusted them from our calculation of Adjusted EBITDA. Detailed explanations of these adjustments are described below.

As Adjusted EBITDA has been calculated using the combined net income of the Successor Company and the Predecessor Company, a reconciliation of the condensed consolidated statements of operations for the three and six months ended June 30, 2011 are presented as follows:

	Successor Company	Predecessor Company	Combined	Predecessor
(in thousands of U.S.$, except per share data)	Two months ended June 30,	One month ended April 30,	Three months ended June 30,	Three months ended June 30,
	2011	2011	2011	2010
Revenues
Medical Products	$35,902	$16,365	$52,267	$52,948
Pharmaceutical Technologies	1,068	5,309	6,377	8,938

Total revenues	36,970	21,674	58,644	61,886

Operating (loss) income	(11,314)	2,378	(8,936)	(5,376)
Other expense	(2,428)	(2,573)	(5,001)	(7,477)

Loss before reorganization items and income tax expense	(13,742)	(195)	(13,937)	(12,853)

Income tax expense	506	(581)	(75)	1,221
(Loss) income before reorganization items	(14,248)	386	(13,862)	(14,074)
Reorganization items	—	329,826	329,826	—
Gain on extinguishment of debt and settlement of other liabilities	—	67,307	67,307	—

Net (loss) income	($14,248)	$397,519	$383,271	($14,074)

Basic and diluted net (loss) income per common share	($1.12)	$4.67		($0.17)

	Successor Company	Predecessor Company	Combined	Predecessor
(in thousands of U.S.$, except per share data)	Two months ended June 30,	Four months ended April 30,	Six months ended June 30,	Six months ended June 30,
	2011	2011	2011	2010
Revenues
Medical Products	$35,902	$69,198	$105,100	$103,928
Pharmaceutical Technologies	1,068	11,068	12,136	21,299

Total revenues	36,970	80,266	117,236	125,227

Operating (loss) income	(11,314)	2,333	(8,981)	(2,245)
Other expense	(2,428)	(10,939)	(13,367)	(16,102)

Loss before reorganization items and income tax expense	(13,742)	(8,606)	(22,348)	(18,347)

Income tax expense	506	267	773	2,422
Loss before reorganization items	(14,248)	(8,873)	(23,121)	(20,769)
Reorganization items	—	321,084	321,084	—
Gain on extinguishment of debt and settlement of other liabilities	—	67,307	67,307	—

Net (loss) income	($14,248)	$379,518	$365,270	($20,769)

Basic and diluted net (loss) income per common share	($1.12)	$4.46		($0.24)

The fair value estimates and assumptions used in the valuation of our assets and liabilities upon implementation of fresh start accounting are preliminary and may be subject to change. We expect that the fair values will be finalized by December 31, 2011. As many of the fair value estimates described above are inherently subject to significant uncertainties, there is no assurance that the estimates and assumptions in these valuations will be realized and actual results may differ materially.

ANGIOTECH PHARMACEUTICALS, INC.

CALCULATION OF ADJUSTED EBITDA

(Unaudited)

	Three months ended		Six months ended
	June 30		June 30
(in thousands U.S.$)	2011	2010	2011	2010
Net income (loss)	$383,271	$(14,074)	$365,270	$(20,769)
Interest expense on long-term debt	5,249	9,027	13,359	17,946
Income tax expense	(75)	1,221	773	2,422
Depreciation and amortization	9,667	9,243	21,934	18,578

EBITDA	398,112	5,417	401,336	18,177
Adjustments:
Non-recurring revenue, net of license fees (a)	(24)	(52)	(127)	(105)
BSC royalty revenue accrual (a)	(1,333)	—	(1,333)	—
Reorganization items and other non-recurring restructuring related charges (b)	488	1,367	43	2,296
Non-recurring transaction fees (c)	(329,826)	752	(321,084)	1,002
Stock-based compensation expense (d)	70	481	364	908
Litigation expenses (e)	19	76	164	145
Foreign exchange (gain) loss (f)	(126)	(919)	154	(1,266)
Write-downs of investments and other long-lived assets (g)	570	216	785	916
Non-recurring inventory fair value impact (h)	9,808	—	9,808	—
Non-recurring production charges (h)	—	349	—	349
Non-recurring escrow settlement recovery (i)	—	—	—	(4,710)
Non-recurring loan settlement gain (i)	—	(1,180)	—	(1,180)
Gain on extinguishment of debt (i)	(67,307)	—	(67,307)	—
Investment and other (income) expense	(122)	(44)	(146)	9

Adjusted EBITDA	$10,329	$6,463	$22,657	$16,532

For an explanation of the adjustments used to derive our Adjusted EBITDA, please refer to the corresponding discussion in the “Description of Adjustments” section below.

Description of Adjustments

The following provides an explanation of each of the items that management has adjusted to derive its non-GAAP Adjusted EBITDA for the three and six months ended June 30, 2011.

(a) Non-Recurring Revenue and Other Revenue Adjustments

Our Adjusted EBITDA for the three and six months ended June 30, 2011 and 2010 excludes certain non-recurring and non-operating license revenue that is reported as part of our GAAP-based revenue.

We generally record royalty revenue from Boston Scientific (“BSC”) on a cash basis due to the difficulty and unpredictability of estimating BSC’s royalty before the reports and payments are received by the Company. This results in a lag of approximately one quarter between the times that the revenues are reported by BSC and subsequently received and recognized by us. Given that the application of fresh start accounting effectively results in a new reporting entity, we estimated that BSC royalties of approximately $1.3 million were earned during the month of April 2011 for the purposes of fresh start accounting. This amount is expected to be received in August 2011. Given that management monitors royalty revenues from BSC on a cash basis, in accordance with our accounting policy, we have added back this accrual-based revenue adjustment for the three and six months ended April 30, 2011.

(b) Restructuring-Related Charges

Our Adjusted EBITDA excludes certain expenses related to corporate reorganization or plant restructuring activities that we are pursuing, or have completed in prior periods. These amounts, which are added back to our GAAP-based net loss, primarily represent severance costs, asset write-offs, contract renegotiation or termination fees, and other expenses associated with plant closures, transfers of production lines from one facility to another and plant headcount optimization initiatives that are not reasonably expected to recur in the future.

Our Adjusted EBITDA for the three months ended June 30, 2011 excludes the following restructuring charges: $0.4 million of costs associated with the movement of our QuillTM Knotless Tissue Closure device production line from our Reading, Pennsylvania facility to our Puerto Rico facility, and $0.1 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility.

Our Adjusted EBITDA for the six months ended June 30, 2011 excludes the following restructuring charges: $0.8 million of costs associated with the movement of our QuillTM Knotless Tissue Closure device production line from our Reading, Pennsylvania facility to our Puerto Rico facility; $0.1 million of severance costs related to headcount reductions and residual reorganization costs from the 2008 closure of our Syracuse, New York manufacturing facility ; $0.2 million of restoration costs related to our decision to downsize our rentable space at one of our manufacturing facilities; $0.1 million of severance costs related to headcount reductions in our research and development department; a $0.4 million settlement fee related to the termination of property lease; a $1.0 million non-cash recovery on our rent expense resulting from an acceleration of the impact of certain leasehold inducements received in prior years, associated with our recent decision to downsize our rentable space at our Vancouver based head-office; and a $0.6 million recovery on a lease obligation that was previously recorded for a property lease that has since been terminated.

Our Adjusted EBITDA for the three and six months ended June 30, 2010 excludes restructuring charges of $1.4 million and $2.3 million, respectively. These restructuring charges relate to headcount reductions, exit costs associated with a leased property which is no longer in use, transfer costs associated with the movement of our QuillTM Knotless Tissue Closure device production line to our Puerto Rico facility and residual costs from the 2008 closure of our Syracuse, New York manufacturing facility.

(c) Reorganization Items and Other Non-Recurring Transaction Fees

Our Adjusted EBITDA excludes certain extraordinary and non-recurring costs related to significant corporate transactions. These amounts are adjusted from our GAAP-based net loss because they are highly variable and specific to the extent and nature of the transaction being undertaken. As these expenses are not directly correlated to our day-to-day operating performance and are due to transaction or related financing decisions made by us that are specific to the situation at that time, inclusion of these charges in our financial results makes it more difficult to compare our performance to that of prior periods or similar companies in our industry, or to assess the cash flow generation of our operations.

Our Adjusted EBITDA for the three months ended June 30, 2011 excludes net reorganization gains, fees and expenses of $329.8 million related to our Recapitalization Transaction. The $329.8 million of net reorganization gains, fees and expenses consists of: (i) $341.2 million of non-cash gains realized due to fresh start accounting related adjustments; (ii) $9.0 million of professional fees paid to advisors for legal, accounting and other financial consulting services; (iii) a $0.8 million incentive fee payable under the terms of the Key Incentive Employment Plan (“KEIP”) implemented as part of our Recapitalization Transaction, which is net of a $0.2 million tax recovery; (iv) a $1.4 million charge to stock based compensation expense related to the cancellation of the Predecessor Company’s existing options and awards in accordance with the terms of the Recapitalization Transaction; and (v) $0.2 million cost adjustment for additional insurance costs required to indemnify existing directors and officers for a period of six years after the completion of the Recapitalization Transaction.

Our Adjusted EBITDA for the six months June 30, 2011 excludes net reorganization gains, fees and expenses of $321.1 million related to our Recapitalization Transaction. The $321.1 million of reorganization gains, fees and expenses consists of: (i) $341.2 million of non-cash gains realized due to fresh start accounting related adjustments; (ii) $17.9 million of professional fees paid to advisors for legal, accounting and other financial consulting services; (iii) $1.6 million of additional insurance costs required to indemnify existing directors and officers for a period of six years after the completion of the Recapitalization Transaction; (iv) a $0.8 million incentive fee payable under the terms of the KEIP, which is net of a $0.2 million tax recovery; (v) a $1.5 million recovery of prior year royalty fees that resulted from a Settlement and License Termination Agreement negotiated with our partner Rex Medical, LLP as part of the Recapitalization Transaction; and a $1.4 million charge to stock based compensation expense related to the cancellation of the Predecessor Company’s existing options and awards in accordance with the terms of the Recapitalization Transaction.

Our Adjusted EBITDA for the three months ended June 30, 2010 excludes $0.3 million of transaction-related expenses, which were incurred to complete our April 6, 2010 acquisition of certain product candidates and technology assets from Haemacure Corporation (“Haemacure”), and $0.4 million of general consulting costs. Similarly, our adjusted results for the six months ended June 30, 2010 excludes $0.6 million of Haemacure transaction-related expenses and $0.4 million of general consulting costs.

(d) Stock-Based Compensation Expense

Our Adjusted EBITDA excludes amounts recorded for stock-based compensation expense. Stock-based compensation expense is added back to our GAAP-based net loss because it is a non-cash charge required by GAAP, which represents an estimated additional cost associated with the issuance of stock options to management and employees as part of their compensation. Such compensation expense is a non-cash expense calculated using the Black-Scholes methodology to derive the expected fair value of employee stock options. Fair value calculations are highly subjective, because they are dictated by the specific assumptions and inputs used in the model. Key assumptions and inputs may include our actual stock price on the day the calculation is completed, the historical volatility of our stock price, the estimated risk-free rate of return offered by the market and other factors, which are not directly correlated to our day-to-day operating performance and are difficult to determine, predict or forecast. In these respects and others (including the methodology that may be used to calculate such expense), methods and data that may be used to complete the calculation of stock-based compensation expense may vary widely from period to period or from company to company. Inclusion of stock based compensation in our results makes it difficult to assess our operational cash flows as well as measure and compare our performance to that of similar companies in our industry, our operating goals or our performance in prior periods.

Our Adjusted EBITDA for the three and six months ended June 30, 2011 excludes stock-based compensation expense of $0.1 million and $0.4 million, respectively.

Our adjusted results for the three and six months ended June 30, 2010 excludes stock-based compensation expense of $0.5 million and $0.9 million, respectively.

(e) Litigation-Related Charges

Our Adjusted EBITDA excludes certain litigation-related charges, which are incurred in connection with extraordinary litigation matters that are inherently unpredictable, highly variable from period to period, are not reasonably expected to recur in future periods or are not related to the day to day operational activities of our business.

Our Adjusted EBITDA for the three and six months ended June 30, 2011 excludes litigation-related charges of nil and $0.2 million, respectively.

Our Adjusted EBITDA for the three and six months ended June 30, 2010 excludes litigation-related charges of $0.1 million and $0.1 million, respectively.

(f) Foreign Exchange Gains and Losses

Our Adjusted EBITDA excludes amounts recorded for certain foreign exchange gains and losses. These amounts, which are added back to our GAAP-based net loss, primarily represent expenses related to translation differences arising from translating assets held by us in foreign territories and denominated in foreign currencies, into our reporting currency. These foreign currency assets fund our research and development activities in Canada, and are unique to our current operational structure. As they have no bearing on our day-to-day operations, operating decisions or our ability to fund or manage our operations or research and development programs, we exclude them from our non-GAAP Adjusted EBITDA.

Our Adjusted EBITDA for the three and six months ended June 30, 2011 excludes net foreign exchange gains of $0.1 million and net foreign exchange losses of $0.2 million, respectively.

Our Adjusted EBITDA for the three and six months ended June 30, 2010 excludes net foreign exchange gains of $0.9 million and $1.3 million, respectively.

(g) Other Long-Lived Asset Impairment Charges

Our Adjusted EBITDA excludes certain write-downs of investments or other long-lived assets, for which the carrying values are impaired and irrecoverable. These amounts are added back to our GAAP-based net loss because they are typically non-recurring, non operating and non-cash write-downs or expense items, thus making it difficult to compare our operating performance in the period the impairment expense is incurred, to our operating performance in other periods or to the operating performance of similar companies in our industry. Management may also exclude these charges from our operating goals, forecasts, budgets and other non-GAAP financial measures.

Our Adjusted EBITDA for the three months ended June 30, 2011 excludes a $0.6 million non-cash impairment charge recorded in April 2011 with respect to a property based in Vancouver, Canada that was sold in May 2011. In addition to the above noted non-cash impairment charge, our Adjusted EBITDA for the six months ended June 30, 2011 excludes a $0.2 million write-down of leasehold improvements related to our decision to downsize our rentable space at one of our manufacturing facilities.

Our Adjusted EBITDA for the three months ended June 30, 2010 excludes a $0.2 million write-off of a long-term investment. Our Adjusted EBITDA for the six months ended June 30, 2010 also excludes a $0.7 million non-cash impairment charge recorded with respect to owned real estate which was classified as held for sale at the end of the period.

(h) Non-Recurring Production Charges

Our Adjusted EBITDA excludes amounts recorded for certain extraordinary and non-recurring production costs. These amounts are adjusted from our Adjusted EBITDA because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Net income for the three and six months ended June 30, 2011 includes a $9.8 million in additional expense recorded for cost of products sold related to the revaluation of inventory from $37.5 million to $57.1 million (as described above) in connection with the Company’s implementation of fresh start accounting on April 30, 2011. Given that this is a non-recurring charge, we have added back the $9.8 million adjustment to our Adjusted EBITDA for the three and six months ended June 30, 2011.

During the three months ended June 30, 2010, we initiated a voluntary product recall to remedy packaging defects at one of our manufacturing facilities. The products under consideration were not determined to be defective and no patient injuries were reported. Our Adjusted EBITDA for the three and six months ended June 30, 2010 adds back a $0.2 million sales provision and excludes a $0.2 million product warranty charge, which was recorded to provide for the expected cost of replacing units with defective packaging. Quality controls measures and corrective actions have been taken to ensure that the products are properly sealed and packaged.

(i) Non-Recurring Gains

Our Adjusted EBITDA excludes certain extraordinary and non-recurring gains. These amounts are adjusted from our GAAP-based metrics because they are unplanned, difficult to predict and related to one-time events not expected to recur from period to period.

Our Adjusted EBITDA for the three and six months ended June 30, 2011 excludes a $67.3 million gain related to the settlement and extinguishment of our $250 million Subordinated Notes, $16 million of related interest obligations and $4.1 million of certain other liabilities that were subject to compromise as part of the Recapitalization Transaction.

As described above, on April 6, 2010 we completed the acquisition of certain technology assets from Haemacure. The assets were acquired in exchange for the settlement of the loan we made to Haemacure. Under US GAAP, the acquisition qualified as a business combination. As at April 5, 2010, the carrying value of the loan owed by Haemacure was $2.5 million compared to the contractual amount of $3.7 million. The $1.2 million differential was recognized as a gain on the effective settlement of the pre-existing debt arrangement. Our Adjusted EBITDA for the three and six months ended June 30, 2010 exclude the resulting net gain of $1.2 million. Our Adjusted EBITDA for the six months ended June 30, 2010 also excludes a $4.7 million recovery received in connection with the settlement of an outstanding escrow claim with RoundTable Healthcare Partners, LP relating to our March 2006 acquisition of American Medical Instruments Holdings, Inc.

Material Limitations

While we believe our measure of Adjusted EBITDA is a useful financial metric for the reasons stated above, we believe there may be certain inherent limitations in this non-GAAP metric, including but not limited to:

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Exclusion of amortization and depreciation expense from our Adjusted EBITDA does not take into account the need for future capital spending, whether this is to support growth or to replace assets which are subject to wear and tear.

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Exclusion of write-downs, amortization and depreciation from our Adjusted EBITDA does not take into consideration the potential tax impacts or obligations which can materialize into actual future cash flows.

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As we use our own approach for calculating our Adjusted EBITDA, other companies may not make the same adjustments or disclose their financial data in a manner that would allow comparison of their results to our adjusted results, thus decreasing comparability of our adjusted financial measures as comparative analytical tools.

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Non-GAAP based adjustments may not take into account the full economic cost of running our business. For example, financing costs are required to raise capital, which is used to fund operations. Adjusted financial measures do not necessarily reflect these considerations.

As noted above, our Adjusted EBITDA is not a substitute for our GAAP-derived financial measures and statements. Adjusted EBITDA is used by management to supplement our GAAP disclosures and help investors and lenders gain a better understanding of our operating performance. It also provides investors, lenders, and our Board of Directors with access to the same data used by management to assess our operating performance. Management compensates for the foregoing limitations by ensuring that our GAAP disclosures are transparent and sufficient to provide readers with the information required to reconcile financial results and form unbiased conclusions.